UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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First Cash Financial Services, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Cash Financial Services, Inc.
690 East Lamar Boulevard, Suite 400
Arlington, Texas 76011
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2016

To Our Stockholders:

We cordially invite you to attend the Annual Meeting of Stockholders of First Cash Financial Services, Inc. (the “Company”). Our 2016 Annual Meeting will be held at the Company’s corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT on Tuesday, June 7, 2016, for the following purposes:

1.	To elect Amb. Jorge Montaño as a director of the Company;

2.	To ratify the selection of Hein & Associates LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016;

3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

You should read with care the attached Proxy Statement, which contains detailed information about these proposals. As in previous years, the Company will furnish proxy materials to its stockholders primarily through the Internet. The Company will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to most of its stockholders, which will contain instructions on how to access proxy materials on the Internet and vote. The Notice will also describe how to request a paper copy of proxy materials or electronic delivery of materials via e-mail, free of charge. Stockholders who have previously elected delivery of the Company’s proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of the Company’s proxy materials will receive a full paper set of these materials by mail.

Common stockholders of record at the close of business on April 11, 2016 will be entitled to notice of and to vote at the meeting.

Your vote is important, and accordingly, we urge you to complete the on-line voting procedures as described on the proxy card or you can sign, date and return the proxy card in the enclosed postage-paid envelope. The fact that you have voted on-line or returned your proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the proxy, you have assured representation of your shares at the Annual Meeting of Stockholders.

We hope that you will be able to join us on June 7.

Very truly yours,

Arlington, Texas	Rick L. Wessel
April 28, 2016	Chairman of the Board, Chief Executive Officer and President

First Cash Financial Services, Inc.
690 East Lamar Boulevard, Suite 400
Arlington, Texas 76011
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of First Cash Financial Services, Inc., a Delaware corporation (the “Company”), for use at the 2016 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m. CDT, on Tuesday, June 7, 2016, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2015 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 28, 2016, and a Notice of Internet Availability to all other stockholders beginning May 2, 2016.

The close of business on April 11, 2016 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 28,243,229 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Item 1 Election of Director. A plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the election of directors under Item 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on Item 1 and will have no effect on the outcome of the vote.

Item 2 Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the selection of the Company’s independent public accountants under Item 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. The ratification of the selection of Hein & Associates LLP as the Company’s independent public accountants for the year ending December 31, 2016 is a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter. Broker non-votes are not considered entitled to vote on this proposal and, therefore, have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against Item 2.

Item 3 Advisory Vote on Executive Compensation. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting vote in favor of the proposal. Broker non-votes are not considered entitled to vote on this proposal and, therefore, have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against Item 3.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been voted on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting, or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the Internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the Internet or by telephone. If you hold your shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker or nominee provides to you or as your broker or nominee otherwise instructs.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted to: (i) ELECT AMB. JORGE MONTAÑO AS DIRECTOR; (ii) RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2016; (iii) APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND (iv) TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

ANNUAL REPORT

The Annual Report on Form 10-K, covering the Company’s fiscal year ended December 31, 2015, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s website can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (www.firstcash.com/investors). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to R. Douglas Orr, Chief Financial Officer, at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

ITEM 1

TO ELECT ONE DIRECTOR

The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors, however, the NASDAQ stock exchange requires at least three independent directors make up the Board of Directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The stockholders will elect one director for the coming year; the nominee, who does not presently serve as a director of the Company, will be appointed for a term of three years.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominee listed herein. Although the Board of Directors does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors of the Company currently consists of four directors divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serving until the earlier of (i) resignation or (ii) expiration of their terms at the annual meeting of stockholders in the years indicated as follows: 2016 - Mr. Gabriel Guerra Castellanos; 2017 - Messrs. Mikel D. Faulkner and Randel G. Owen; and 2018 - Mr. Rick L. Wessel.

Mr. Guerra, whose term expires on the date of the Annual Meeting on June 7, 2016, is not standing for re-election and will leave the Board effective with the expiration of his current term. The Nominating and Corporate Governance Committee has nominated the following individual to stand for election as a director at the Annual Meeting of Stockholders:

Ambassador Jorge Montaño, age 70, is a native and resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. In his diplomatic career, he most recently served as the Permanent Representative of Mexico to the United Nations from July 2013 until January 2016. Mr. Montaño was Ambassador to the United States from 1993 to 1995, and had a previous posting as Permanent Representative of Mexico to the United Nations from 1989 to 1992. Between 1982 and 1988, he was Senior Director of Multilateral Affairs in the Ministry of Foreign Affairs.  He previously served as Director General for United Nations Specialized Organizations from 1979, the year in which he joined the Foreign Service, until 1982. Amb. Montaño currently serves as partner in a Mexico-based public relations and communications firm, Guerra Castellanos y Asociados. From 1996 to 2013, he was President of Asesoria y Analisis, a Mexico-based consulting and lobbying firm. In addition, he has served as a professor of International Organizations at the Instituto Tecnológico Autónoma de México from 1996 to 2013. A founder of the Spanish-language edition of Foreign Affairs and of the Mexican Council on International Affairs, Mr. Montaño is an author and regular contributor to Mexican newspapers, such as La Jornada, Reforma, El Universal and El Pais. He earned a bachelor’s degree in law and political science from the National Autonomous University of Mexico, as well as a master’s degree and a doctorate in political science from the London School of Economics. Amb. Montaño previously served as a director of the Company from June 2010 to July 2013. The Company believes that Amb. Montaño is qualified to serve as a director of the Company based on his educational background and experience regarding business, political and governmental affairs in the country of Mexico, his prior service as a director of the Company and his extensive knowledge and experience of the Company’s business.

Directors Not Standing For Election

Rick L. Wessel, age 57, has served as chairman of the board of directors of the Company since October 2010, as chief executive officer (“CEO”) since November 2006, as president since May 1998 and has been a director since November 1992. He previously served as vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer (“CFO”) from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years. The Company believes that Mr. Wessel is qualified to serve as a director of the Company based on his experience as the CEO of the Company, his prior service as CFO of the Company and his extensive knowledge and experience of the Company’s business.

Mikel D. Faulkner, age 66, was appointed to the Board of Directors in 2009. He has served as chief executive officer of HKN, Inc. (OTCQB: HKNI) since 1982 and president of HKN since 2003. HKN, Inc., formerly Harken Energy Corporation, is an independent energy company. Since 2002, Mr. Faulkner has also served as chairman of the board of directors of Global Energy Development PLC, a quoted company on the London Stock Exchange (AIM). The Company believes that Mr. Faulkner is qualified to serve as a director of the Company based on his experience as a chief executive officer and board member for publicly-held, multi-national corporations.

Randel G. Owen, age 57, was appointed to the Board of Directors in 2009. Mr. Owen has served as the chief financial officer and executive vice president of Envision Healthcare Holdings, Inc. (NYSE: EVHC) since May 2011 and the chief operating officer since September 2012. He served as chief financial officer since February 2005 and as executive vice president since December 2005 of EVHC and held other senior executive and financial positions with its predecessor companies since 2001. The Company believes that Mr. Owen is qualified to serve as a director of the Company based on his experience as the principal financial and accounting officer for a publicly-held corporation.

There are no family relationships between any director or executive officers, or between any director and executive officer.

Required Vote

Proxies will be voted for the election of Amb. Montaño as director of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominee as a director. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance and Board Matters” section.

Recommendation of the Board of Directors

The Nominating and Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommend a vote “FOR” the election of Amb. Jorge Montaño as a director of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees and Meetings

The Board of Directors held four meetings during the year ended December 31, 2015. Messrs. Wessel, Faulkner, Owen and Guerra each attended, either telephonically or in person, all of the meetings of the Board of Directors during the year ended December 31, 2015. Members of the Board of Directors are encouraged to attend the Company’s annual meeting; however, attendance is not mandatory. Mr. Wessel attended last year’s Annual Meeting.

During 2015, the Audit, Compensation and Nominating and Corporate Governance Committees each consisted of Mr. Faulkner, Mr. Owen and Mr. Guerra. The Audit Committee held four meetings during the year ended December 31, 2015, the Compensation Committee held three meetings during the year ended December 31, 2015, and the Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2015.

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit function. The Board of Directors has determined that Messrs. Faulkner and Owen are Audit Committee financial experts as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each member of the Audit Committee is independent under the listing standards of the NASDAQ stock exchange. The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval the CEO’s compensation. The Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee which is available to stockholders as described below.

Each of the Company’s committee charters is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to First Cash Financial Services, Inc., Investor Relations, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011.

Directors’ Fees

For the year ended December 31, 2015, the independent directors received compensation for service as a director and attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. See “Compensation of Directors” for a summary of the fees paid to the independent directors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its directors, officers, and key employees. The Company intends to disclose future amendments to, or waivers from, provisions of its Code of Ethics on its website in accordance with applicable NASDAQ and the Securities and Exchange Commission (“SEC”) requirements. The Code of Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. Copies of the Company’s Code of Ethics are also available, free of charge, by submitting a written request to First Cash Financial Services, Inc., Investor Relations, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Nominating and Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of the NASDAQ), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the “withheld” votes.

Director Independence

The Board of Directors has determined that, with the exception of Mr. Wessel, CEO and president of the Company, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by NASDAQ and the SEC and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No director is deemed independent unless the Board of Directors affirmatively determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and NASDAQ.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•
The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (incentive-based cash awards and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of earnings per share, EBITDA and annual store addition targets set by the Compensation Committee and approved by the Board of Directors. The Company defines EBITDA from continuing operations as net income (loss) before income (loss) from discontinued operations net of tax, income taxes, depreciation and amortization, interest expense and interest income. For long-term performance, the Company grants restricted stock awards with annual, multi-year vesting periods tied to the achievement of long-term earnings growth targets. The growth targets are set against a base measure at the grant date and are cumulative targets, rather than stand-alone year over year growth targets, making them truly long-term in nature. The Company believes that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.

•
Because earnings targets such as EBITDA from continuing operations and earnings per share are the primary performance measures for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost structure.

•
The Company typically caps cash payments for most goals under its annual incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, bonus payouts are generally limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not permit bonus payouts.

•
The Company’s incentive compensation programs have been structured primarily around the attainment of earnings targets for many years and the Company has seen no evidence that it encourages unnecessary or excessive risk taking.

•
The Company believes that use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over a number of years, provides a strong incentive for sustained operational and financial performance and aligns the interests of our named executive officers with those of our stockholders.

•
The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

The Board of Directors recognizes that the leadership structure and combination or separation of the CEO and chairman roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

The Board of Directors has determined that the Company and its stockholders are currently best served by having one person serve as both chairman and CEO, as it allows for a bridge between the Board of Directors and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Wessel’s service as chairman facilitates the Board of Directors’ decision-making process because Mr. Wessel has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board of Directors discusses strategic and business issues. Mr. Wessel is the only member of executive management who is also a director. The Board of Directors does not have a lead independent director.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on the Board of Directors. However, the Nominating and Corporate Governance Committee endeavors to evaluate, propose and approve candidates, including those recommended by stockholders, with business experience and personal skills in finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. Some additional considerations may include national origin, gender, race, functional background and the diversity of perspectives that the candidate would bring to the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholder Communications with Directors

The Board of Directors has established a procedure for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or with a specific director at any time by writing to the Company’s Corporate Secretary at the Company’s address, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications will be sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 11, 2016, the number and percentage of outstanding shares of Common Stock owned by: (a) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (b) each of the Company’s directors or director nominees; (c) the named executive officers as defined in Item 402 of Regulation S-K; and (d) all directors and executive officers, as a group. As of April 11, 2016, there were 28,243,229 shares of Common Stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

		Shares Beneficially Owned
Name		Number	Percent
Genesis Asset Managers, LLP	(1)	2,708,766	9.59%
BlackRock Inc.	(2)	2,663,443	9.43
The Vanguard Group	(3)	2,027,879	7.18
William Blair Investment Management, LLC	(4)	1,511,369	5.35
Vaughn Nelson Investment Management, L.P.	(5)	1,476,983	5.23
GIC Private Limited	(6)	1,443,605	5.08

Officers and Directors:
Rick L. Wessel		884,700	3.13
R. Douglas Orr		171,000	0.61
Raul R. Ramos		4,731	*
Sean D. Moore		2,430	*
Peter H. Watson		650	*
Mikel D. Faulkner		—	—
Gabriel Guerra Castellanos		—	—
Randel G. Owen		—	—

Executive officers and directors as a group
(8 persons, including the nominee for director)		1,063,511	3.77%

* Ownership percentage is less than 0.5%

(1)
According to current publicly available shareholder reporting services obtained on April, 18, 2016, Genesis Asset Managers, LLP beneficially owns 2,708,766 shares. Genesis Asset Managers, LLP’s address is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, Channel Islands, X0, GY1 4HY, UK

(2)	According to Schedule 13G filed with the SEC on January 26, 2016, BlackRock Inc. beneficially owns 2,663,443 shares. BlackRock Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(3)	According to Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group beneficially owns 2,027,879 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
According to Schedule 13G filed with the SEC on February 9, 2016, The William Blair Investment Management, LLC beneficially owns 1,511,369 shares. The William Blair Investment Management, LLC’s address is 238 W. Adams Street, Chicago, IL 60606.

(5)
According to Schedule 13G filed with the SEC on February 11, 2016, The Vaughan Nelson Investment Management, L.P. beneficially owns 1,476,983 shares. The Vaughan Nelson Investment Management, L.P.’s address is 600 Travis Street, Suite 6300, Houston, TX 77002.

(6)
According to Schedule 13G filed with the SEC on March 7, 2016, GIC Private Limited beneficially owns 1,433,605 shares. GIC Private Limited’s address is 168, Robinson Road, #37-01, Capital Tower, Singapore 068912.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act and representations made to the Company, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Messrs. Faulkner, Owen and Guerra served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

During the fiscal year ended December 31, 2015, the Company had an informal policy for the review of transactions in which the Company was a participant, and in which any of the Company’s directors or executive officers, or their immediate family members, had a direct or indirect material interest. While the Company does not have a written policy, pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any director, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s informal related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by NASDAQ.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Hein & Associates LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2015. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee met privately with Hein & Associates LLP, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from Hein & Associates LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Hein and Associates, LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Hein & Associates LLP its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by Hein & Associates LLP was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee:
Mikel D. Faulkner
Randel G. Owen
Gabriel Guerra Castellanos

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

ITEM 2

RATIFY THE SELECTION OF HEIN & ASSOCIATES LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2016

The Audit Committee selected Hein & Associates LLP (“Hein & Associates”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2016. The Board of Directors has endorsed this appointment.

Hein & Associates was first engaged in March 2004 as the Company’s principal accountant. The firm has served as the independent accountant to the Company and has audited the Company’s consolidated financial statements for the 12 most recent years ended December 31, 2015.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by Hein & Associates for the years ended December 31, 2015 and 2014, respectively, were as follows:

	2015	2014
Services Provided:
Audit	$292,192	$283,630
Audit related	—	76,640
Tax	—	—
All other	—	—
Total	$292,192	$360,270

The audit fees for the years ended December 31, 2015 and 2014 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, issuance of consents, and review of the Company’s SEC filings. The audit related fees for fiscal 2014 relate primarily to the Company’s March 2014 senior notes offering and subsequent SEC registration of the senior notes.

Audit Committee Pre-Approval Policies and Procedures

The 2015 and 2014 audit and audit related services provided by Hein & Associates were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of Hein & Associates as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Hein & Associates to the stockholders for ratification. In the event the stockholders do not ratify the appointment of Hein & Associates as the independent registered public accounting firm for the year ending December 31, 2016, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the fiscal year, it is contemplated that the appointment for the year ending December 31, 2016 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of Hein & Associates are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Audit Committee’s selection of Hein & Associates.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Hein & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of Hein & Associates as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under stockholder-approved plans as of December 31, 2015.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	182,000	$37.34	1,088,000 (1)

Equity compensation plans not approved by security holders	—	—	—
Total	182,000	$37.34	1,088,000

(1)	Includes shares that may be issued pursuant to the grant or exercise of stock options and full-value awards.

EXECUTIVE OFFICERS

The following table lists the named executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	57	Chief Executive Officer and President
R. Douglas Orr	55	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Raul R. Ramos	50	Senior Vice President, Latin American Operations
Sean D. Moore	39	Senior Vice President, Store Development and Facilities
Peter H. Watson	67	Senior Vice President, Compliance and Government Relations

Rick L. Wessel, joined the Company in 1992 and has served as CEO since November 2006, as president since May 1998 and has been a director since November 1992 and the chairman of the board of directors since October 2010. He previously served as vice chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s CFO from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as CFO, and since January 2005, Mr. Orr has served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to be in charge of the jewelry operations center. Mr. Ramos has served in a progression of operational management roles, including his current position of senior vice president, Latin American operations. In this role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Sean D. Moore joined the Company in 2003 in the store operations division as an area supervisor. Mr. Moore was promoted to senior vice president, store development and facilities in May 2013. In this role, Mr. Moore directs all aspects of store development, facilities management including site selection, leasing, construction, and maintenance and other store support functions. Prior to his employment with the Company, Mr. Moore served as an officer in the U.S. Marine Corps, where he achieved the rank of Captain and is a veteran of Operation Iraqi Freedom. Mr. Moore has a BBA in accounting from Baylor University.

Peter H. Watson joined the Company in May 2010 as general counsel and served in that capacity through December 2014. Since January 2015, Mr. Watson has served as senior vice president, compliance and government relations. Previously, he had an established private law practice in Minnesota for more than 30 years, where he specialized in advising clients on business opportunities in Latin America. During this time, he worked on a consulting basis for the Company on matters related to its operations in Mexico. Mr. Watson is a licensed attorney in Minnesota and Texas. He received a BA from Syracuse University in 1971 and a J.D. degree from the University of Missouri at Kansas City in 1976.

All officers serve at the discretion of the Board of Directors.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following discussion provides an overview and analysis of the Company’s compensation program and policies, the material compensation decisions it has made under those programs and policies with respect to its top executive officers in relation to the Company’s performance results and the material factors that it considered in making those decisions. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals who are referred to as the “named executive officers” throughout this Proxy Statement:

•	Rick L. Wessel, Chief Executive Officer and President (“CEO”)

•	R. Douglas Orr, EVP and Chief Financial Officer (“CFO”)

•	Raul R. Ramos, SVP Latin American Operations

•	Sean D. Moore, SVP Store Development and Facilities

•	Peter H. Watson, SVP Compliance and Government Relations

The goal for the executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s growth and success in a dynamic and competitive market. The Company’s overriding compensation philosophy is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The Company’s compensation program’s specific objectives include:

•	Linking pay to individual and Company performance, while not encouraging excessive risk-taking;

•	Balancing short- and long-term Company performance with a weighting towards long-term performance; and

•	Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The Company continually reviews and improves its pay practices and related disclosures to ensure that it drives superior performance and is aligned with stockholders’ interests. Based on a review of feedback obtained from management’s stockholder outreach efforts, as further described in the “Results of 2015 Stockholder Say on Pay Vote” section below, the Compensation Committee made several changes to the Company’s compensation programs and practices to better align them with stockholder interests, including the adoption of stock ownership guidelines for executive officers and a compensation clawback policy, the elimination of automatic single-trigger acceleration for equity awards and increased transparency in the proxy reporting of performance goals for annual incentive awards, all of which are described in greater detail below.

Performance Measurement

In assessing its performance for internal and external reporting purposes, the Company looks at certain key performance measures which include:

•	Net income and diluted earnings per share from continuing operations;

•	EBITDA (Earnings before net interest expense, tax expense, depreciation expense and amortization expense);

•	Revenue growth;

•	Store count additions from de-novo store openings and acquisitions; and

•	Total shareholder return

The Company’s long-term strategy and business plans are focused on growing revenues and operating profits by opening new retail pawn locations, acquiring existing pawn stores in strategic markets and increasing operating profits in its existing stores.

Over 50% of the Company’s revenues and 73% of its stores are in Latin America, and the Company expects that a significant portion of its future growth will be derived from operations in Latin America. With a majority of its revenues coming from outside the U.S. and conducted in foreign currencies, the Company’s financial performance may be significantly impacted by the changes in the exchange rates between local currencies and the reporting currency, the U.S. dollar, which are outside of the Company’s control. Other macro factors which may impact operating results include changes in commodity prices, especially precious metals, as jewelry comprises a significant portion of pawn collateral and inventories.

As the Company continues to focus on core pawn operations, its strategy also includes reducing the percentage of revenues from non-core unsecured consumer lending products such as payday loans. Related to the strategic reductions in payday lending activities, the Company has reduced non-core revenues, including closing payday lending stores, that caused the Company to incur certain non-recurring and primarily non-cash charges related to these store closings and divestitures.

Operating Results

Revenue Growth:

The following revenue highlights of the Company’s performance are on a constant currency basis, which excludes the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Constant currency results may be considered a non-GAAP measurement of financial performance. See Appendix A for further details.

•
Core pawn revenue, which is composed of retail merchandise sales and pawn service fees, increased 14% for fiscal 2015 compared to the prior-year. Total revenue for fiscal 2015 increased 8%, despite a 29% decline in total non-core revenues which include payday lending operations.

•	Consolidated core same-store pawn revenue increased 3% for fiscal 2015, highlighted by 8% growth in Mexico.

•	Consolidated core pawn revenues have grown at a compound annual growth rate of 21% and 23% over the past three and five year periods, respectively.

Store Growth:

•
A total of 103 pawn stores were added in fiscal 2015, composed of 70 new and acquired stores in Latin America and 33 stores acquired in the U.S., which represents a 10% and 11% increase in the number of pawn stores, respectively.

•	The Company made its largest and most significant acquisition in Latin America to date with a multi-step purchase of 211 pawn stores in three countries.

◦	The acquisition of 32 stores in Guatemala was completed in December of 2015.

◦	The acquisitions of 166 stores in Mexico and 13 stores in El Salvador were completed in January 2016 and February of 2016, respectively.

•	Net store additions have grown at a compound annual growth rate of 10% over the past three years and 13% over the past five years.

Earnings Results:

•
Diluted earnings per share for the fiscal year ended December 31, 2015 totaled $2.14, which includes the impact of non-recurring and primarily non-cash restructuring expenses related to U.S. consumer loan operations of $0.21 per share and non-recurring store acquisition expenses of $0.07 per share. Excluding these expenses, adjusted diluted earnings per share totaled $2.42 for fiscal 2015 compared to prior year adjusted earnings per share of $2.75.

•
On a comparative basis with the prior fiscal year, fiscal 2015 adjusted earnings were reduced by $0.34 per share due to the strong U.S. dollar and the resulting 19% decline in the average value of the Mexican peso, approximately $0.24 per share due to decreases in earnings from non-core jewelry scrapping and payday lending operations and $0.04 per share due to incremental interest expense related to the Company’s senior note offering in March 2014.

•
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain non-recurring charges) for fiscal 2015 totaled $132.2 million, which equaled the prior year adjusted EBITDA on a constant currency basis. Net income was $60.7 million for fiscal 2015. A reconciliation of adjusted EBITDA to net income is provided in Appendix A.

Total Shareholder Return:

•	Total shareholder returns for the five, three and one-year periods ended December 31, 2015 were as follows:

◦	Five year total shareholder return: 21%

◦	Three year total shareholder return: (25)%

◦	One year total shareholder return: (33)%

•
The Company believes that recent shareholder returns have been negatively impacted primarily by the significant decline in the translated value of the currency in Mexico, where the Company has the majority of it store locations and revenues. The average value of the Mexican peso relative to the U.S. dollar has decreased by 25%, 20% and 19% over the most recent five, three and one-year respective fiscal annual periods.

•
Decreases in non-core portions of the business have also had a significant negative impact on earnings. Gross profit from non-core consumer loan and credit services and wholesale scrap jewelry have declined by 59%, 60% and 28% over the most recent five, three and one-year respective fiscal annual periods.

Impact of Performance on Executive Compensation

As highlighted herein, the Company saw significant growth in key performance measures related to revenue and store additions. The Company exceeded store addition targets, which is a key driver of future earnings growth and shareholder returns. However, despite revenue growth, earnings measures and total shareholder return were significantly impacted by offsetting factors, most notably the decline in the value of the currency in Mexico. The performance-related payouts under the compensation plans for the two most senior executives, the CEO and CFO, directly reflected these performance results. While payouts related to store addition measures were fully earned, payout goals in both short- and long-term incentive plans related to growth in earnings per share and EBITDA were not achieved. The Company believes that the compensation plan payouts in 2015 reflected a strong alignment between pay and performance.

Key Features of the Executive Compensation Program

What the executive compensation program does:

•	Compensation for the two most senior executive officers, the CEO and the CFO, emphasizes performance-based annual incentives and long-term equity awards;

•	Pays senior executives reasonable base salaries commensurate with their backgrounds, special skill sets, responsibilities and competitive practice;

•	Offers incentive compensation conditioned not only on the executive’s individual performance, but also on his or her contribution to the Company’s consolidated financial results;

•
Provides periodic grants of long-term, performance-based equity awards in order to induce executives to remain in the Company’s employment as well as align their interests with those of the Company’s stockholders;

•
Effective for 2016, subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to named executive officers under certain circumstances;

•	Effective for 2016, provides that executive officers are subject to stock ownership guidelines; and

•	Holds annual advisory votes on executive compensation.

What the executive compensation program does not do:

•	Effective for 2016, provide for automatic single-trigger vesting of equity awards in connection with a change in control;

•	Allow repricing of underwater stock options;

•	Allow hedging of Company stock;

•	Provide excessive executive perquisites;

•	Encourage unnecessary or excessive risk taking as a result of the Company’s compensation policies;

•	Provide guaranteed minimum payouts; and

•	Base incentive compensation on a single performance metric.

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval the specific compensation of all of the named executive officers. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO and CFO, both of whom provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation packages.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Board of Directors sets non-employee directors’ compensation at the recommendation of the Compensation Committee. See the “Compensation of Directors” section below.

Benchmarking and Use of Consultant

Peer Group: The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the specialty consumer finance/retail industry within a range of market cap and revenue size similar to the Company. In determining compensation for its named executive officers, each element of its compensation program is compared against published compensation data of its peer group. The Compensation Committee, while mindful of this peer group data, has not established a specific range of compensation for any element of pay from the peer group, but rather uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages that are competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

For 2015, the Compensation Committee reviewed compensation data for the following group of peer companies (“2015 Peer Group”):

2015 Peer Group	Industry	Geographic Focus
Cash America International, Inc.	Pawnshop operator	United States
EZCORP, Inc.	Pawnshop operator	United States, Mexico

Aaron’s, Inc.	Specialty consumer finance/retail	United States, Canada
America’s Car-Mart, Inc.	Buy-Here-Pay-Here auto sales	United States
Rent-A-Center, Inc.	Specialty consumer finance/retail	United States, Canada, Mexico, Puerto Rico
World Acceptance Corporation	Specialty consumer finance/retail	United States, Mexico

The Compensation Committee expanded the peer group used as a tool for reviewing and determining the compensation levels and incentive plans of the named executive officer compensation for fiscal 2016. The Compensation Committee concluded that the Company has only two public pawn specific competitors which the Company competes directly with for customers, employees, and investors. The Compensation Committee therefore updated and expanded its peer group to include additional other consumer finance and specialty retail companies focusing primarily on similar size companies offering lending and retail products to similar customer demographic profiles (primarily the underbanked, cash-constrained and value-conscious consumer).

For 2016, the Compensation Committee reviewed compensation data for the following group of peer companies (“2016 Peer Group”):

2016 Peer Group	Industry	Geographic Focus
Cash America International, Inc.	Pawnshop operator	United States
EZCORP, Inc.	Pawnshop operator	United States, Mexico

Aaron’s, Inc.	Specialty consumer finance/retail	United States, Canada
Conn’s, Inc.	Specialty consumer finance/retail	United States
Credit Acceptance Corporation	Specialty consumer finance	United States
Encore Capital Group, Inc.	Specialty consumer finance	Worldwide (including Latin America)
Five Below, Inc.	Specialty consumer retail	United States
Green Dot Corporation	Specialty consumer finance	United States
Pier 1 Imports, Inc.	Specialty consumer retail	United States, Canada, Mexico, El Salvador
PRA Group, Inc.	Specialty consumer finance	United States, Canada, Europe
Rent-A-Center, Inc.	Specialty consumer finance/retail	United States, Canada, Mexico, Puerto Rico
World Acceptance Corporation	Specialty consumer finance	United States, Mexico

The Compensation Committee believes the lack of public pawn specific competitors creates difficulty in constructing a direct peer group, which is also evident in peer groups some outside analysts have used to benchmark the Company’s named executive officer compensation. The Compensation Committee recognizes that the premier U.S. proxy advisory organizations, ISS and Glass Lewis, each determine their own peer groups based on their respective methodologies. The Compensation Committee believes the Company’s peer group is more indicative of the underbanked, cash-constrained and value-conscious consumer the Company targets compared to the peer groups established by ISS and Glass Lewis for the following reasons:

•
Each of the U.S. proxy advisory organizations respective peer groups include companies from very different industries including investment banks and various retailers focused on the mainstream and more affluent consumer (as opposed to the underbanked, cash-constrained and value-conscious consumer);

•
The companies included in the U.S. proxy advisory organizations respective peer groups tend to be smaller based on market capitalization than the Company, causing the Company’s executive compensation to look high in comparison to the respective peer group; and

•
One of the proxy advisory organizations excluded Cash America International, Inc., one of two similar sized direct competitors, from their peer group listing but included companies such as Destination Maternity, Haverty Furniture Companies, Inc. and West Marine, Inc. which cater to a much different and more affluent demographic than the demographic serviced by the Company.

Role of the CEO in Executive Compensation Decisions: The Company’s CEO works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs and the performance of the other executive officers, and makes recommendations for consideration pertaining to the compensation of the executive officers. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, make, participate in, provide input for or make recommendations about his own compensation.

Use of Independent Advisors: The Compensation Committee has, in the past, retained an independent advisor to evaluate industry compensation practices, including base salary, bonus and long-term incentive values, including annual grant levels. In 2015, the Compensation Committee did not retain the services of any outside consultants or advisors. Rather, the Compensation Committee relied on previous studies and current market data, which the Compensation Committee determined to be sufficient for the purposes of making comparisons necessary to evaluate the Company’s executives’ compensation for 2015 and 2016.

Results of 2015 Stockholder Say on Pay Vote

The Company received overwhelming stockholder support in the 2013 and 2014 “Say-on-Pay” votes with approval rates of 92% and 91%, respectively. At the Company’s 2015 Annual Meeting of Stockholders, the stockholders again approved the compensation of the named executive officers with 63% of the votes cast in favor of the Company’s compensation programs.

As a result of the lower approval percentage for the 2015 “Say-on-Pay” vote as compared to prior years, management reached out to 27 of the Company’s largest stockholders, representing approximately 71% of the outstanding shares to engage, or attempt to engage, in discussions around executive compensation and corporate governance. From these conversations management made the following observations:

•	Stockholders generally wanted expanded disclosures around the performance targets and measurement metrics associated with the Company’s incentive compensation plans;

•	Stockholders felt that it was important to have both long-term and short-term performance incentives; and

•
Stockholders were generally in agreement that the assigned peer groups determined by the proxy advisory firms were not representative of the underbanked, cash-constrained and value-conscious consumer or specialty finance sector.

The Compensation Committee has considered the results of the 2015 advisory vote on executive compensation as well as feedback obtained from management’s shareholder outreach, and made the following changes with respect to the Company’s executive compensation programs:

•	For equity awards granted in 2016 and going forward, eliminated automatic single-trigger acceleration in connection with a change in control;

•	Enhanced certain compensation policies and practices, including adoption of a compensation clawback policy and stock ownership guidelines;

•	Increased transparency in reporting of incentive compensation performance targets and achieved results; and

•	Expanded the Company’s peer group.

In addition, the Company’s Board of Directors has considered the stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers and has adopted the stockholders’ recommendation of an annual advisory vote on the compensation of the Company’s named executive officers until the next required vote on this matter, or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the stockholders of the Company.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all executive officers are expected to own shares of Company stock equal in value to a multiple of the executive officer’s base salary, as follows:

Participant	Multiple
CEO	5x Salary
COO and CFO	3x Salary
Other executive officers	1x Salary

Until an executive has satisfied the stock ownership guidelines, he or she is required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent that the executive will continue to meet the guidelines immediately following such sale.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all executive officers in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (1) the payment or award grant was calculated based on achievement of the misstated financial results; (2) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (3) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Elements of Compensation

The Company’s principal focus is on total direct compensation, including a portion that is assured and a portion that is at risk. To achieve these objectives, the types of compensation paid to the named executive officers currently consists of base salary, annual performance incentive compensation (primarily in the form of cash payments), annual cash bonuses and long-term incentive compensation (primarily in the form of restricted stock awards).

“At-Risk” Pay Mix

A significant portion of the compensation for our named executive officers is in the form of at-risk variable compensation. We believe this pay best aligns the interests of our named executive officers with those of our stockholders. The following table details the at-risk and not at-risk direct compensation to our named executive officers for fiscal 2015:

	Direct Compensation Pay Mix								% of Direct Compen- sation "At-Risk"
	Fixed Pay:		Variable Pay:
	Base Salary		Bonus		APIP (1)		RSIP (1) (2)
Participant	$	%	$	%	$	%	$	%
CEO	1,021,760	30%	—	—%	1,021,760	30%	1,404,300	40%	70%
CFO	487,190	34%	—	—%	487,190	34%	468,100	32%	66%
Other Named Executive Officers (averaged)	356,667	55%	295,000	45%	—	—%	—	—%	45%

(1)	Two of the named executive officers were included as participants in the APIP and RSIP for fiscal 2015: the CEO and the CFO.

(2)
The fair value of the restricted stock awards is based on the Company’s Common Stock average high and low market price ($46.81) on the day of grant (March 11, 2015) and the maximum number of shares that can potentially be earned (30,000 shares and 10,000 shares for the CEO and CFO, respectively).

Base Salary

The Company offers what it believes to be competitive base salaries to its named executive officers. The base salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, base salary levels for the Company’s executive officers are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the executive officer’s position, tenure, responsibility and need for special expertise. Annual salary increases, typically determined in January of each year, are not assured and adjustments to base salaries take into account subjective factors such as the executive’s performance against job expectations, changes in the market and increased job responsibilities and experience.

For 2015, the CEO’s base salary was increased by 3% from $992,000 to $1,021,760, primarily as a cost of living adjustment. The weighted-average base salaries of all named executive officers as a group increased 3% in 2015 as compared to 2014. Over the past five years, the compound annual growth rate in the CEO’s base salary was 4%.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the named executive officers are intended to drive short-term (typically one year) operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan - Certain named executive officers may receive annual incentive compensation through the Annual Performance Incentive Plan (“APIP”), which is provided under the terms of the stockholder-approved Executive Performance Incentive Plan (the “Incentive Plan”). The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria. The APIP provides for the grant of awards that are intended to qualify as performance-based under Code Section 162(m).

The Company’s Compensation Committee determines the participants in the APIP. Participation is limited to named executive officers who are deemed to have direct, overall responsibility for directing the strategy and operations of the Company. For 2015, the CEO and CFO were the only executive officer participants in the APIP.

The Compensation Committee also administers the calculation of amounts earned under the APIP. The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. The Company’s level of achievement of the performance goals set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the participating executive officer. The performance goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The participants may earn annual cash incentives between 0% and a stated maximum percentage of their respective base salary (which for fiscal 2015 was set at 350% for the CEO and 250% for the CFO). The range of percentages for each participating executive officer are based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee. The Incentive Plan provides the Compensation Committee with discretion, to the extent permitted under Code Section 162(m), to adjust incentive awards to reflect the impact of certain corporate transaction and other extraordinary or nonrecurring events. The Compensation Committee exercised its discretion to reduce the calculated individual incentive awards in 2014; however, in 2015 and 2013, the Compensation Committee did not exercise its discretion to adjust any individual awards.

The following table sets forth each participant’s threshold and maximum payout opportunities, as a percentage of their base salary, for each of the 2015 APIP performance measures:

	Diluted		EBITDA From
	Earnings Per Share		Continuing Operations		Store Additions		Total
Participant	Threshold	Maximum	Threshold	Maximum	Threshold	Maximum	Threshold	Maximum
CEO	9%	175%	4%	75%	4%	100%	4%	350%
CFO	5%	100%	3%	50%	4%	100%	3%	250%

For fiscal 2015, the Compensation Committee established achievement goals that includes diluted earnings per share targets, EBITDA from continuing operations targets and store additions targets as the performance measures for the APIP (excluding certain non-GAAP adjustments detailed in Appendix A). The Committee believes the nature and mix of these targets is designed to incent an appropriate mix of short-term measures that are earnings and performance oriented while also incenting activity to drive the future growth of the Company. The earnings per share target represents the performance metric which most impacts shareholder returns over a one-year period. The EBITDA target is also focused on the achievement of earnings metrics, but excludes the impact of share repurchases, financing activities and tax strategies, resulting in more favorable measure of core profitability. For this reason, EBITDA is also the measurement used by the Committee to incent long-term compensation awards. The Committee also believes that an appropriate level of store additions is an important short-term strategic target necessary for the Company to achieve its long-term growth objectives.

The following table sets forth the performance goals for each of the 2015 APIP performance measures, the actual performance achieved and the related percentage of each participant’s base salary earned:

	Performance Goals		2015 Actual	Percent of Base Salary Earned
Performance Measure	Threshold	Maximum	Performance	CEO	CFO
Diluted earnings per share (1)	$2.70	$2.90	$2.42	—%	—%
EBITDA from continuing operations ($ thousands) (2)	$147,163	$155,727	$132,201	—%	—%
Store additions (3)	65	90	103	100%	100%

(1)
Diluted Earnings Per Share - the range of 2015 threshold performance to maximum performance represented approximately a 1% decrease to 7% increase (on a constant currency basis) from 2014 actual diluted earnings per share (excluding certain non-GAAP adjustments). The performance range reflected significantly lowered expectations for non-core scrap jewelry and payday lending operations and increased interest expense.

(2)
EBITDA from continuing operations ($ thousands) - the range of 2015 threshold performance to maximum performance represented approximately a 6% to 13% increase (on a constant currency basis) from 2014 actual EBITDA from continuing operations (excluding certain non-GAAP adjustments). The performance range reflected significantly lowered expectations for non-core scrap jewelry and payday lending operations.

(3)
Store Additions - the range of 2015 threshold performance to maximum performance represented a 5% to 45% increase in store additions compared to the historical five-year average for annual new store openings for the period from 2010 through 2014.

The Committee believes that the historical payout levels under the APIP demonstrate an appropriate level of rigor in setting the annual performance goals. The following table details each participant’s threshold and maximum payout opportunities and the actual percentage of each participant’s base salary earned for the performance measures established by the Compensation Committee over the past five years:

	2015		2014				2013		2012		2011
	CEO	CFO	CEO		CFO		CEO	CFO	CEO	CFO	CEO	CFO
Threshold	4%	3%	3%		3%		25%	25%	25%	25%	25%	25%
Maximum	350%	250%	350%		250%		350%	200%	350%	200%	300%	175%
Actual	100%	100%	179%	(1)	142%	(1)	50%	25%	350%	200%	300%	175%

(1)
Based on the Company’s overall financial performance in 2014, the Compensation Committee elected to apply a discretionary 20% reduction in the dollar value of the amounts awarded under the APIP in 2014. This adjustment reduced the APIP award from 223% of base salary to 179% for the CEO and from 178% of base salary to 142% for the CFO.

Annual Discretionary Cash Bonuses - The Company’s executive compensation program also includes discretionary annual cash bonuses reflecting the Company’s and the individual executive’s performance. Annual cash bonuses may be paid to certain named executive officers and other officers and executives to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. The Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses. These cash bonuses may reflect a material part of the named executive officers’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. No discretionary cash bonuses were awarded to the CEO or CFO for 2015. Annual cash bonuses, if any, paid to the CEO and CFO are determined and approved by the Compensation Committee.

Annual cash bonuses paid to other named executive officers are calculated and approved by the Compensation Committee based on the CEO’s recommendation. These discretionary cash bonuses reflected both the achievement of certain operational and financial objectives and the targeted compensation levels necessary to provide total compensation packages necessary to attract and retain executives in senior management roles. Annual cash bonuses are subject to the Compensation Committee’s discretion to award bonuses greater or lower than the recommended amount if they deem it appropriate. Fiscal 2015 discretionary cash bonus awards consisted of $425,000 to Mr. Ramos, $400,000 to Mr. Moore and $60,000 to Mr. Watson.

Long-Term Incentive Compensation

The compensation objective of retaining the best people for the job leads the Company to make periodic equity awards to its executive officers. These awards provide incentive for the executive officers to stay with the Company over the long term and align the interests of the executive officers with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by executive officers.

Restricted Stock Awards - The Compensation Committee has established a Restricted Stock Incentive Plan (“RSIP”), which is a component of the Company’s 2011 Long-Term Incentive Plan, for certain named executive officers. Performance-based restricted stock awards granted under the RSIP typically vest over four years, contingent upon the Company attaining defined measures of earnings growth for future reporting periods. The Compensation Committee certifies the attainment of performance goals annually upon completion of each fiscal year, and any earned shares are distributed to participants following the end of the applicable performance period. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control, which are described later under Potential Payments Upon Termination or Change in Control. The RSIP provides for the grant of awards that are intended to qualify as performance-based under Code Section 162(m).

A total of 40,000 restricted stock awards were granted under the RISP in fiscal 2015, of which the CEO was granted 30,000 shares and the CFO was granted 10,000 shares. The shares vest in four annual installments based on the attainment of an annual performance target. The defined performance measure for the four year vesting period beginning in 2015 was EBITDA from continuing operations excluding the tax-effected gross earnings contribution from the sale of scrap jewelry. The Compensation Committee believes that EBITDA is a preferred metric to use for long-term performance evaluation because the EBITDA target is focused on the achievement of earnings metrics, but excludes the impact of share repurchases, financing activities and tax strategies, and therefore represents a better measure of core profitability. The cumulative annual EBITDA growth targets over the 2014 base period measure were: 2% growth in 2015, 12% growth in 2016, 22% growth in 2017 and 32% growth in 2018. The growth targets are cumulative in nature meaning that under-performance in a given year does not lower the target amounts for future vesting periods.

The Committee believes that the historical payout levels under the RISP demonstrate an appropriate level of rigor in setting the long-term performance goals. The following table details the number of award shares granted, vested and forfeited for all performance based share awards granted to current participating named executive officers over the past five years:

Grant Year	Granted	Measure	Average Annual Increase (1)		Total Vested	Total Forfeited	Remaining Unvested
2015	40,000	EBITDA	7.2%		—	10,000	30,000
2014	40,000	EBITDA	8.8%		—	20,000	20,000
2013	40,000	EPS	9.9%	(2)	10,000	20,000	10,000
2012	40,000	Net Income	12.5%	(2)	20,000	20,000	—
2011	40,000	Net Income	17.1%	(2)	24,000	16,000	—
Total	200,000				54,000	86,000	60,000
Percent of shares vested and forfeited based on attainment of performance measures					39%	61%

(1)	Amount represents the compound annual growth rate of the performance measure based on the respective grant year’s base period.

(2) The 2013, 2012 and 2011 awards were modified in 2014 to remove gross profit contribution from wholesale scrap jewelry sales (net of tax) from the performance measure. Average annual increase is based on the modified base period and actual performance measure.

The date of grant for all equity awards granted to executives and employees is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes that all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

Perquisites and Personal Benefits

Certain named executive officers received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include matching contributions to 401(k) accounts, health insurance, life insurance, disability insurance, automobile allowances, club memberships and certain opportunities to travel using the Company’s aircraft. The aggregate incremental cost to the Company during fiscal 2015 of such benefits is reflected in the Summary Compensation Table below.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe that the employment agreements are necessary in order to attract and retain the executives and, accordingly, the Company has entered into employment agreements with Messrs. Wessel, Orr, Ramos and Moore, which are more fully described in “Employment Agreements” set forth below. The Compensation Committee believes that the employment agreements (and the change-of-control provisions included therein) that have been entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes that the change-of-control provisions are necessary in order to retain and maintain stability among the executive group and that the terms of the change-of-control provisions are reasonable based on its review of the change-of-control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for the CEO and CFO provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to insure that compensation policies are established that are consistent with the Company’s strategic business objectives and that provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual incentive compensation and stock ownership.

Tax and Accounting Considerations

The Company considers accounting and tax implications when designing its executive compensation and incentive programs. For example, the Compensation Committee has carefully considered the implications of Section 162(m) of the Internal Revenue Code, and believes tax deductibility of compensation is an important consideration. Accordingly, the Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to named executive officers. The Compensation Committee also reserves flexibility, however, where it is deemed necessary and in the best interests of the

Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
Mikel D. Faulkner
Randel G. Owen
Gabriel Guerra Castellanos

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by Messrs. Rick L. Wessel, R. Douglas Orr, Raul R. Ramos, Sean D. Moore and Peter H. Watson, the 2015 named executive officers, for the fiscal years ended December 31, 2015, 2014 and 2013.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	(3)	$
Rick L. Wessel,	2015	1,021,760	—	1,404,300	1,021,760	79,594	3,527,414
Chief Executive Officer	2014	992,000	—	1,497,000	1,771,917	99,035	4,359,952
and President	2013	963,040	—	—	481,520	103,617	1,548,177

R. Douglas Orr,	2015	487,190	—	468,100	487,190	—	1,442,480
EVP, Chief Financial	2014	473,000	—	499,000	671,986	—	1,643,986
Officer	2013	454,480	100,000	—	113,620	—	668,100

Raul R. Ramos,	2015	345,000	425,000	—	—	—	770,000
SVP Latin American	2014	335,000	400,000	—	—	—	735,000
Operations	2013	322,537	375,000				697,537

Sean D. Moore,	2015	320,000	400,000	—	—	—	720,000
SVP Store Development	2014	310,000	375,000	—	—	—	685,000
and Facilities	2013	286,038	350,000				636,038

Peter H. Watson,	2015	405,000	60,000	—	—	—	465,000
SVP Compliance and	2014	397,838	60,000	—	—	11,100	468,938
Government Relations	2013	386,250	55,000	—	—	—	441,250

(1)
Amounts represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted under the terms of the Company’s RSIP, which are described in the “Long Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. Grant date fair values were determined by multiplying the number of shares granted times the average of the high and low market price, of the Company’s Common Stock on the date of grant.

(2)
Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)
The Company provides the named executive officers with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual named executive officers for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2015 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $6,360, an automobile allowance of $7,396, reimbursement for dues at a country club in the amount of $19,810, Company-paid life insurance premiums in the amount of $551, Company-paid health insurance premiums in the amount of $5,189, allowance for tax preparation fees of $3,000, personal use of the corporate aircraft of $36,565 and Company-paid long-term disability insurance premiums in the amount of $723. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

Employment Agreements

The Company currently has employment agreements with the following named executive officers: Mr. Wessel, Mr. Orr, Mr. Ramos and Mr. Moore. For a summary of these agreements, see the discussion in the “Potential Payments Upon Termination or Changes in Control” section below.
Grants of Plan-Based Awards for Fiscal Year 2015

The following table provides information regarding individual grants of plan-based awards to the named executive officers during 2015. Except as set forth below, there were no other grants of equity or non-equity awards to named executive officers during 2015.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Rick L.	—	38,316	1,021,760	3,576,160	—	—	—	—	—	—	—
Wessel	Mar. 11, 2015	—	—	—	30,000	30,000	30,000	—	—	—	1,404,300

R. Douglas	—	18,270	487,190	1,217,975	—	—	—	—	—	—	—
Orr	Mar. 11, 2015	—	—	—	10,000	10,000	10,000	—	—	—	468,100

Raul R.	—	—	—	—	—	—	—	—	—	—	—
Ramos

Sean D.	—	—	—	—	—	—	—	—	—	—	—
Moore

Peter H.	—	—	—	—	—	—	—	—	—	—	—
Watson

(1)
Amounts represent threshold and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $1,021,760 and $487,190 to Mr. Wessel and Mr. Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)
Amounts represent the number of shares that were granted and may be earned under the RSIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. 25% of these awards may vest based on the Company’s achievement of performance criteria in each of fiscal 2015, 2016, 2017 and 2018. Based on the Company’s performance in 2015, none of the awards eligible for vesting in 2015 were earned and such awards were forfeited.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2015. Each outstanding option and stock award is shown separately for each named executive officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (8)
Rick L.	—	—		—	—	—	—		—	7,500	(3)	280,725
Wessel	—	—		—	—	—	—		—	15,000	(4)	561,450
	—	—		—	—	—	—		—	22,500	(5)	842,175

R. Douglas	—	—		—	—	—	—		—	2,500	(3)	93,575
Orr	—	—		—	—	—	—		—	5,000	(4)	187,150
	—	—		—	—	—	—		—	7,500	(5)	280,725

Raul R.	—	40,000	(1)		38.00	11/2021	—		—	—		—
Ramos	—	—		—	—	—	600	(6)	22,458	—		—

Sean D.	—	50,000	(2)	—	40.00	12/2021	—		—	—		—
Moore	—	—		—	—	—	600	(6)	22,458	—		—

Peter H.	—	—		—	—	—	300	(7)	11,229	—		—
Watson

(1)
Option award granted in 2011. Vesting is time-based with 25% of the award vesting on July 1, 2018, 25% of the award vesting on July 1, 2019, 25% of the award vesting on July 1, 2020 and 25% of the award vesting on July 1, 2021.

(2)
Option award granted in 2011. Vesting is time-based with 20% of the award vesting on July 1, 2016, 20% of the award vesting on July 1, 2017, 20% of the award vesting on July 1, 2018, 20% of the award vesting on July 1, 2019 and 20% of the award vesting on July 1, 2020.

(3)
Restricted stock awards granted under the RSIP to current named executive officers in December 2012 related to the Company’s 2013 compensation program consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2013, 2014, 2015 and 2016. The performance measure is defined as the percentage of earnings per share from continuing operations growth over the comparative base period. For 2013, the Company did not achieve the target growth in earnings per share from continuing operations compared to the base year and the awards available for vesting in 2013 were forfeited. In 2014, the Compensation Committee modified the performance criteria to exclude earnings per share from non-core scrap jewelry operations for the 2014, 2015 and 2016 performance measures. For 2014, the Compensation Committee certified the achievement of the measure and the participants in RSIP were each awarded the maximum number of shares eligible for vesting (25% of the grant), based on actual performance results in 2014. For 2015, the Company did not achieve the target growth in earnings per share from continuing operations compared to the base year and the awards available for vesting in 2015 were forfeited.

(4)
The 2014 restricted stock awards granted under the RSIP to current named executive officers consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2014, 2015, 2016 and 2017. The performance measure is defined as the percentage of EBITDA, excluding gross profit from non-core scrap gold jewelry operations, growth over the comparative base period. For 2014 and 2015, the Company did not achieve the target growth in EBITDA compared to the base year and the awards available for vesting in 2014 and 2015 were forfeited.

(5)
The 2015 restricted stock awards granted under the RSIP to current named executive officers consisted of 30,000 shares to the CEO and 10,000 shares to the CFO; 25% of the awards were eligible for performance-based vesting based upon achievement of performance measures in 2015, 2016, 2017 and 2018. The performance measure is defined as the percentage of EBITDA, excluding gross profit from non-core scrap gold jewelry operations, growth over the comparative base period. For 2015, the Company did not achieve the target growth in EBITDA compared to the base year and the awards available for vesting in 2015 were forfeited.

(6)	Restricted stock awards granted in 2010. Vesting is time-based with 300 shares scheduled to vest on January 31 of 2016 and 2017.

(7)	Restricted stock awards granted in 2011. Vesting is time-based with 150 shares scheduled to vest on January 31 of 2016 and 2017.

(8)	The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2015, which was $37.43.

Option Exercises and Stock Vested In Fiscal 2015

The following table provides information for the named executive officers regarding (1) the aggregate stock options exercised during 2015, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise $ (2)	Number of Shares Acquired on Vesting	Value Realized on Vesting $ (3)
Rick L. Wessel	340,000	7,670,900	—	—
R. Douglas Orr	175,000	4,053,537	—	—
Raul R. Ramos	30,000	559,671	300	14,856
Sean D. Moore	10,000	207,916	300	14,856
Peter H. Watson	—	—	150	7,428

(1)	See detail in table below regarding disposition of shares acquired on exercise.

(2)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(3)	Value realized represents the value as calculated based on the price of the Company’s common stock on the vesting date.

The following table details the number of shares acquired on exercise of option awards during fiscal 2015:

	Disposition of Shares Acquired on Exercise of Option Awards			Total
Name	Shares Sold	Shares Net Settled	Shares Purchased Held By Executive
Rick L. Wessel	—	25,000	315,000	340,000
R. Douglas Orr	15,000	40,000	120,000	175,000
Raul R. Ramos	30,000	—	—	30,000
Sean D. Moore	10,000	—	—	10,000
Peter H. Watson	—	—	—	—

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the named executive officers was the Company’s qualified 401(k) savings plan, which is available to all employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution and other nonqualified deferred compensation plans for its employees or directors.

Potential Payments Upon Termination or Change in Control

The Company currently has employment agreements with certain of the named executive officers that provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company. A summary of these agreements, including the potential payments and benefits each named executive officer would be entitled to receive if they had terminated their employment under certain circumstances, or if there had been a change in control of the Company, in each case as of December 31, 2015, is provided below.

In 2007, Mr. Wessel entered into an amended and restated employment agreement with the Company through December 31, 2012 to serve as the CEO and president of the Company, which at the discretion of the Board of Directors may be extended for additional successive periods of one year on each January 1 anniversary. The agreement has been amended to extend the term through December 31, 2018. The agreement was amended in June 2014 to provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreement. The agreement was amended in June 2014, to narrow the definition of “good reason” by removing a right to severance in the event the executive voluntarily leaves the company following a change in control. The current agreement, as amended, provides for: (i) a base salary of $963,040, with increases at the discretion of the Compensation Committee; (ii) an annual bonus at the discretion of the Compensation Committee; (iii) participation in the Company’s employee benefit and compensation plans; and (iv) certain fringe benefits. Mr. Wessel has agreed not to compete with the Company for a period of one year following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of 90 days following his termination. Upon a termination of employment by Mr. Wessel for good reason or termination by the Company without cause or due to death or disability, the Company has agreed to pay Mr. Wessel all accrued compensation and expenses, plus all compensation and benefits provided for in the employment agreement through the term of the agreement, including base salary, annual bonus, participation in all benefit and compensation plans and fringe benefits. If Mr. Wessel’s agreement had been terminated on December 31, 2015 by the Company without cause or as a result of death or disability, or by Mr. Wessel for good cause, Mr. Wessel would have been entitled to receive $4,087,000 in severance payments and benefits. In addition, in the event of a change in control on December 31, 2015, Mr. Wessel would also have vested in 45,000 shares of restricted stock, with a value of $1,684,350 based on the closing price of the Company’s stock on December 31, 2015.

In April 2010, Mr. Orr entered into an employment agreement with the Company effective through December 31, 2013 to serve as the executive vice president and CFO of the Company. In July 2013, the agreement was amended to extend the term through December 31, 2016. The agreement provides for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreement. The agreement was amended in June 2014, to narrow the definition of “good reason” by removing a right to severance in the event the executive voluntarily leaves the company following a change in control. The current agreement, as amended, provides for: (i) a base salary of $454,480, with increases at the discretion of the Compensation Committee; (ii) an annual cash bonus and/or incentive award at the discretion of the Compensation Committee; and (iii) certain fringe benefits. Mr. Orr has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of the agreement by the Company, other than for cause, Mr. Orr is entitled to severance payments equal to his then current annual base salary for twelve months. If Mr. Orr’s employment had been terminated by the Company on December 31, 2015, other than for cause, Mr. Orr would have been entitled to severance payments equal to $487,000 (his then current base salary), paid over twelve months. Upon a change in control and termination by Mr. Orr for good reason, the agreement provides for severance payments to Mr. Orr equal to 100% of his then current annual base salary for remaining term of the agreement, or for twelve months, whichever is greater. Upon a change in control followed by a termination of Mr. Orr’s employment on December 31, 2015 by the Company without cause or by Mr. Orr for good reason, Mr. Orr would have been entitled to severance payments equal to $487,000, paid over twenty-four months. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2015, Mr. Orr would also have vested in 15,000 shares of restricted stock, with a value of $561,450 based on the closing price of the Company’s stock on December 31, 2015.

In November 2011, Mr. Ramos entered into an employment agreement with the Company effective through December 31, 2021. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement, as amended, provides for: (i) a base salary of $325,000 for calendar year 2013, with annual increases in base salary of $10,000 through 2022; (ii) a target annual cash bonus of $375,000 for calendar year 2013, with annual increases in the target amount of $25,000 through 2022; and (iii) certain fringe benefits. Mr. Ramos has agreed not to compete with the Company for a period of three years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of three years following his termination. In the event of termination of Mr. Ramos’ employment by the Company without cause, or due to his death or disability, Mr. Ramos (or his estate, in the event of his death) is entitled to severance payments equal to the sum of his then current annual base salary for twelve months and his then current target bonus (prorated based on the date of termination). If Mr. Ramos’ employment with the Company had been terminated under any such circumstances on December 31, 2015, Mr. Ramos would have been entitled to severance payments equal to $770,000, paid over twelve months. In addition, in the event of termination of Mr. Ramos’ employment by the Company without cause following a change in control of the Company, or in the event of a voluntary termination of employment by Mr. Ramos within one year of a change in control of the Company, the agreement provides for severance payments to Mr. Ramos equal to 100% of his then current annual base salary for 24 months. If Mr. Ramos’ employment with the Company had been terminated under such circumstances on December 31, 2015, Mr. Ramos would have been entitled to severance payments equal to $690,000, paid over 24 months. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2015, Mr. Ramos would also have vested in 600 shares of restricted stock, with a value of $22,458 based on the closing price of the Company’s stock on December 31, 2015.

In June 2011, Mr. Moore entered into an employment agreement with the Company effective through December 31, 2020. In April 2013, the agreement was amended to extend the term through December 31, 2022. The agreement, as amended, provides for: (i) a base salary of $300,000 for calendar year 2013, with annual increases in base salary of $10,000 through 2022; (ii) a target annual cash bonus of $350,000 for calendar year 2013, with annual increases in the target amount of $25,000 through 2022; and (iii) certain fringe benefits. Mr. Moore has agreed not to compete with the Company for a period of five years following his termination and not to solicit employees of the Company and not to solicit customers of the Company for a period of five years following his termination. In the event of termination of Mr. Moore’s employment by the Company without cause, or due to his death or disability, Mr. Moore (or his estate, in the event of his death) is entitled to severance payments equal to the sum of his then current annual base salary for twelve months and his then current target bonus (prorated based on the date of termination). If Mr. Moore’s employment with the Company had been terminated under any such circumstances on December 31, 2015, Mr. Moore would have been entitled to severance payments equal to $720,000, paid over twelve months. In addition, in the event of termination of Mr. Moore’s employment by the Company without cause following a change in control of the Company, or in the event of a voluntary termination of employment by Mr. Moore within one year of a change in control of the Company, the agreement provides for severance payments to Mr. Moore equal to 100% of his then current annual base salary for 24 months. If Mr. Moore’s employment with the Company had been terminated under such circumstances on December 31, 2015, Mr. Moore would have been entitled to severance payments equal to $640,000, paid over 24 months. In addition to the change in control provisions provided under the employment agreement, in the event of a change in control on December 31, 2015, Mr. Moore would also have vested in 600 shares of restricted stock, with a value of $22,458 based on the closing price of the Company’s stock on December 31, 2015.

Compensation of Directors

The following table presents information regarding the compensation of the non-employee members of the Company’s Board of Directors for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash $	Total $
Mikel D. Faulkner	150,000	150,000
Randel G. Owen	150,000	150,000
Gabriel Guerra Castellanos	150,000	150,000

The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is shown in the Summary Compensation Table in the “Executive Compensation” section. Directors are reimbursed for travel and lodging expenses in connection with their attendance at Board of Directors and committee meetings.

ITEM 3

TO VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the CEO, CFO, and the three other most highly compensated executive officers (collectively, the “named executive officers”) as disclosed in this proxy statement in accordance with SEC rules.

The Board of Directors has determined to hold an advisory vote on the compensation of named executive officers each year. At the 2015 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 63% of the shares present and entitled to vote were cast to support the compensation of the Company’s named executive officers.

Accordingly, the Board is seeking the advisory vote of stockholders on the compensation of the named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely aligns the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee or Board will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the named executive officers for the 2015 fiscal year.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your written request to R. Douglas Orr, Chief Financial Officer, at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than December 29, 2016 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event less than 75 days’ notice of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

/s/ R. Douglas Orr
Arlington, Texas	R. Douglas Orr
April 28, 2016	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by First Cash Financial Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRST CASH FINANCIAL SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 7, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST CASH FINANCIAL SERVICES, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of First Cash Financial Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Cash Financial Services, Inc. to be held at 690 East Lamar Boulevard, Suite 400, Arlington, Texas on Tuesday, June 7, 2016 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	[ ]	[ ]	[ ]
Nominees:

01	Amb. Jorge Montaño

The Board of Directors recommends you vote FOR proposals 2 and 3.
					For	Against	Abstain
2.	Ratification of the selection of Hein & Associates LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.				[ ]	[ ]	[ ]

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.				[ ]	[ ]	[ ]

(Date)		(Signature)			(Signature if jointly held)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. The Company uses these non-GAAP financial measures to measure and evaluate its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies.

Adjusted Net Income and Adjusted Net Income Per Share

Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (unaudited, in thousands, except per share data):

	Year Ended December 31,
	2015		2014		2013
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$60,710	$2.14	$85,166	$2.93	$83,846	$2.84
Adjustments, net of tax:
Non-recurring restructuring expenses related to U.S. consumer loan operations	5,784	0.21	—	—	—	—
Non-recurring store acquisition expenses	1,989	0.07	679	0.02	1,645	0.06
Non-recurring tax benefit	—	—	(5,841)	(0.20)	(3,979)	(0.14)
Adjusted net income	$68,483	$2.42	$80,004	$2.75	$81,512	$2.76

A-1

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

The Company defines adjusted EBITDA as net income before income taxes, depreciation and amortization, interest expense, interest income and non-recurring charges as listed below. The Company believes adjusted EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to adjusted EBITDA (unaudited, in thousands):

	Year Ended December 31,
	2015	2014	2013
Net income	$60,710	$85,166	$83,846
Income taxes	26,971	31,542	35,713
Depreciation and amortization (1)	17,446	17,476	15,361
Interest expense	16,887	13,527	3,492
Interest income	(1,566)	(682)	(322)
EBITDA	120,448	147,029	138,090
Adjustments:
Non-recurring restructuring expenses related to U.S. consumer loan operations	8,878	—	—
Non-recurring store acquisition expenses	2,875	998	2,350
Adjusted EBITDA	$132,201	$148,027	$140,440

Adjusted EBITDA margin calculated as follows:
Total revenue	$704,602	$712,877	$660,848
Adjusted EBITDA	$132,201	$148,027	$140,440
Adjusted EBITDA as a percentage of revenue	19%	21%	21%

Leverage ratio (indebtedness divided by adjusted EBITDA):
Indebtedness	$258,000	$222,400	$190,352
Adjusted EBITDA	$132,201	$148,027	$140,440
Leverage ratio	2.0:1	1.5:1	1.4:1

(1)	For fiscal 2015, excludes $493,000 of depreciation and amortization, which is included in the non-recurring restructuring expenses related to U.S. consumer loan operations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this report are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. As the Company acquired its first stores in Guatemala on December 31, 2015, there are no prior year comparisons and the assets and liabilities acquired were translated at an exchange rate of 7.6 Guatemalan quetzales / U.S. dollar.

A-2